Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Giant Interactive Group, Inc.:
(1)	Registration Statement on Form S-8 (No. 333-170179) pertaining to the 2007 Performance Incentive Plan of Giant Interactive Group, Inc.; and

(2)	Registration Statement on Form S-8 (No. 333-148934) pertaining to the 2007 Performance Incentive Plan and the 2006 Employee Share Option Scheme of Giant Interactive Group, Inc.

of our reports dated June 17, 2011, with respect to the consolidated financial statements of Giant Interactive Group, Inc. and the effectiveness of internal control over financial reporting of Giant Interactive Group, Inc. included in this Annual Report (Form 20-F) of Giant Interactive Group, Inc. for the year ended December 31, 2010.
/s/ Ernst & Young Hua Ming
Shanghai, People’s Republic of China
June 17, 2011